Exhibit 99.1
NEWS RELEASE
April 18, 2007
American Oil & Gas Announces Closing of
$28.5 Million Common Stock Offering
     Denver, April 18, 2007 American Oil & Gas Inc. (AMEX: AEZ) announced the closing of the previously announced offering of 6,001,390 shares of common stock for gross proceeds of approximately $28.5 million. The net proceeds to the Company from the offering are approximately $27 million.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of an effective registration statement. Copies of the final prospectus supplement relating to the offering together with the accompanying prospectus can be obtained at the SEC’s website at http://www.sec.gov.
     American Oil & Gas Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.
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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas Inc. and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184